Exhibit 10.2
Apache Corporation 401(k) Savings Plan
Amendment
Apache Corporation (“Apache”) sponsors the Apache Corporation 401(k) Savings Plan (the “Plan”). In section 10.4 of the Plan, Apache reserved the right to amend the Plan from time to time. Apache hereby exercises that right by adding the following two rows to the table in Appendix C, effective as of June 10, 2010 for Devon Energy Corporation and, for Mariner Energy, Inc., effective as of the date of the merger of Mariner Energy Inc. with Apache.

Devon Energy Corporation (“Devon”)	All individuals hired on June 10, 2010 from Devon and related companies in connection with Apache’s acquisition of certain property on such date.

Mariner Energy, Inc. (“Mariner”)	All individuals who became Covered Employees on the date of the merger between Apache and Mariner are New Employees. A New Employee shall be eligible to make Participant Contributions from any Compensation paid after the date of the merger. The Company Matching Contribution for 2010 for a New Employee shall be based solely on his Compensation paid after the date of the merger and his Participant Contributions after the date of the merger, with the following exception. A New Employee who makes the maximum possible Participant Contribution allowable under Code §402(g) during 2010, and who is an Employee on the last business day of 2010, will receive a Company Matching Contribution equal to the greater of (a) the amount determined under the preceding sentence and (b) the total match he would have received in both this Plan and the Mariner Energy, Inc. Employee Capital Accumulation Plan if he contributed the same amount from each paycheck during 2010, minus the match allocated to him in the Mariner Energy, Inc. Employee Capital Accumulation Plan.
EXECUTED this 13th day of July 2010.

APACHE CORPORATION
By:	/s/ Roger B. Plank
Roger B. Plank President

Prepared July 5, 2010